Exhibit 3.17

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:06 PM 11/30/2007
FILED 12:06 PM 11/30/2007
SRV 071270825 — 3857068 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
TOS-II, LLC
(Under Section 18-202 of the Delaware
Limited Liability Company Act)
          It is hereby confirmed that:
          1. The name of the limited liability company is TOS-II, LLC (the “Company”).
          2. The certificate of formation of the Company, filed with the Secretary of State of the State of Delaware on September 20, 2004, is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article:
          “FIRST: The name of the limited liability company formed hereby is U.S. United Ocean Holding II, LLC.”`
          Executed on November 29, 2007.

/s/ Sal Litrico
Name:	Sal Litrico
Title:	President